UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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HILL INTERNATIONAL, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Email Communication

On June 9, 2015, Hill International, Inc. (the “Company” or “we”) distributed the following email communication to all Company employees:

To All Hill Professionals,

This has certainly been an interesting first year so far for me as CEO.  Our anticipated strong improvement in financial performance this year combined with an undervalued stock price has attracted the attention of a couple of new investors, one who wants to buy our company and one who wants us to sell it.  I agree with them both on one thing:  our low stock price does not accurately reflect the tremendous potential of the world-class company we have built and continue to strengthen each year.  But I don’t believe that either of these firms is committed, as am I and all of the other members of our board of directors and management team, to the long-term success of our company, its clients and its nearly five thousand professionals and their families.  Our company is on the right path, with record revenue and record operating profit expected this year, and we hope and expect to continue to improve our performance in 2016 and beyond.   So we don’t see any reason why we would want to stray from that path.  But Hill is a public company, and we may occasionally be made offers to acquire our company or we may attract activists who seek election to our board or otherwise make proposals to our stockholders.  This happens routinely at public companies and this is exactly the position we find ourselves in today.

A small private equity firm, DC Capital Partners, made an offer last month to buy our company which was significantly undervalued and thus quickly rejected by our board.  They renewed their offer last Thursday, with no increase in price.  The fact that they made these offers publicly has led some of you to ask questions about whether or not Hill is for sale.  My answer, and the board’s, is that our company is NOT for sale.  But nothing stops DC Capital, or anyone, from making offers to acquire us and we must respond in an appropriate way as a public company.  We think, however, that it is unlikely that DC Capital or any other potential buyer will make an offer that is greater than the long-term value we are all working hard every day to create for our stockholders.

As to Bulldog Investors, a small activist hedge fund that has traditionally invested in mutual funds and not firms like Hill, they are seeking to elect two of their principals to Hill’s board of directors.  We believed that they provided us late notice under our bylaws of their intent to do so, and advised them accordingly.  They disagreed and sought an order from a Delaware court requiring us to allow them to participate in this year’s board elections.  On Friday last week, the court sided with Bulldog.  We will be appealing that decision, but in the meantime we adjourned today’s annual stockholders meeting for two months to give time for our appeal to be considered and also to allow us time to communicate with our stockholders in order to make certain that when board elections are held we continue to have the support of the majority of our stockholders and that our board-nominated candidates are re-elected.  We also don’t believe that Bulldog’s principals have anything of value to bring to our board, as they have no relevant experience and their prior activities have led to certain securities law violations.  In fact, another company on whose board they currently serve has recently been investigated by the FBI, the SEC and the IRS.  These are clearly not individuals that should serve on Hill’s board.  Nevertheless, our management team owns approximately 25% of Hill’s shares and we enjoy a good relationship with most of our other large stockholders, so we believe that we will be successful in re-electing our current directors, Camille Andrews and Brian Clymer, in whom we have complete trust and confidence.

Hill has grown significantly over the past four decades since my dad started the company with nothing more than his entrepreneurial vision.  Hill today is a major player in the global construction industry that is expected to achieve more than $700 million in revenue this year.  We see very little likelihood that our leadership over this business is going to end anytime soon.  We appreciate your loyalty, your hard work and your confidence in our great company and its even greater potential.  We and the rest of Hill’s management team will continue to work hard to make certain that potential becomes a reality.

Best regards,

David

David L. Richter
President and CEO

Forward Looking Statements

Certain statements contained herein may be considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and it is our intent that any such statements be protected by the safe harbor created thereby.  Except for historical information, the matters set forth herein including, but not limited to, any projections of revenues, earnings or other financial items; any statements concerning our plans, strategies and objectives for future operations; and any statements regarding future economic conditions or performance, are forward-looking statements.  These forward-looking statements are based on our current expectations, estimates and assumptions and are subject to certain risks and uncertainties.  Although we believe that the expectations, estimates and assumptions reflected in our forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in any of our forward-looking statements.  Important factors that could cause our actual results to differ materially from estimates or projections contained in our forward-looking statements are set forth in the Risk Factors section and elsewhere in the reports we have filed with the Securities and Exchange Commission.  We do not intend, and undertake no obligation, to update any forward-looking statement.